EXHIBIT 99.1

Table of Contents

Earnings Release and Table Listing

  Earnings Release Narrative
  Consolidated Balance Sheets
  Consolidated Statements of Income
  Selected Financial Data
    Net income by business segment
    Selected financial ratios
    Asset and liability activity
    Capital ratios (Bank only)
    Book value per share
    Number of branches including in-store locations
    Average balance sheet data
    Loan and deposit related fees
    Loan servicing income (loss), net
    Net gains (losses) on sales of loans and mortgage-backed securities
    Mortgage servicing rights activity
    Mortgage loans serviced for others
    Loans held for investment
    Loans held for sale
    Residential one-to-four unit loans subject to negative amortization
    Non-performing assets
    Delinquent loans

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP.
N E W S R E L E A S E	For further information contact: Brian E. Côté Chief Financial Officer (949) 509-4420

DOWNEY ANNOUNCES THIRD QUARTER 2007 RESULTS

          Newport Beach, California - October 17, 2007 - Downey Financial Corp. (NYSE: DSL) reported a net loss for the third quarter of 2007 of $23.4 million or $0.84 per share on a diluted basis, compared to net income of $55.6 million or $1.99 per share in the third quarter of 2006.

          The $135.8 million unfavorable change in pre-tax income /(loss) between third quarters was due primarily to:

  A $71.9 million increase in provision for credit losses;
  A $32.3 million or 24.8% decline in net interest income due to a lower level of interest-earning assets and, to a lesser extent, a lower effective interest rate spread;
  A $13.2 million unfavorable change in income from real estate and joint ventures held for investment, as the current quarter included a writedown of $9.0 million to reflect declines in the value of single family home lots in which the company is a joint venture partner and net gains from sales were below a year ago; and
  A $12.3 million or 83.1% decline in net gains on sales of loans and mortgage-backed securities due to both a lower level of loans sold and gain per dollar of loan sold.

          For the first nine months of 2007, net income totaled $52.2 million or $1.87 per share on a diluted basis, down 64.6% from the $147.5 million or $5.29 per share for the first nine months of 2006.

          Daniel D. Rosenthal, President and Chief Executive Officer, "We are clearly disappointed with our third quarter results. The continued weakening and uncertainty relative to the housing market, coupled with the third-quarter disruption in the secondary mortgage markets, unfavorably impacted our borrowers and the value of their loan collateral. As a result, single family loan delinquencies, as well as losses from foreclosures, rose significantly during the third quarter and led to this quarter’s large increase to the allowance for loan losses. However, despite this quarter’s unfavorable results, Downey remains well positioned to continue funding quality loans because of our strong capital position and stable source of funds from our retail branch franchise."

Net Interest Income

          Net interest income totaled $98.0 million in the third quarter of 2007, down $32.3 million or 24.8% from a year ago, reflecting a $2.747 billion or 16.4% decline in average interest-earning assets and a decline in the effective interest rate spread. The average effective interest rate spread was 2.79% in the current quarter, down 0.31% from a year ago and down 0.28% from the second quarter of 2007. Compared to a year ago, the current quarter effective interest rate spread was unfavorably impacted by a lower proportion of loan prepayment fees to the amount of deferred loan origination costs written-off as a result of those payoffs, which declined to 52.4% in the current quarter from 100.8% a year ago. This decline was the result of a higher proportion of loans being repaid that were no longer subject to

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prepayment fees primarily due to the increasing age of the loan portfolio. In addition, the current quarter effective interest rate spread was unfavorably impacted by a higher proportion of earning assets being comprised of investment securities and hybrid adjustable rate mortgage loans, both of which have lower yields than those of option ARM loans that comprised a larger proportion of interest-earning assets a year ago. However, these unfavorable items were partially offset by a higher proportion of interest-earning assets being funded with interest free funds (the excess of interest-earning assets over interest-bearing deposits and borrowings).

          For the first nine months of 2007, net interest income totaled $334.5 million, down $54.0 million or 13.9% from the year-ago period.

Provision for Credit Losses

          During the current quarter, the provision for credit losses totaled $81.6 million, up $71.9 million from a year ago. At September 30, 2007, the allowance for credit losses was $143.6 million, comprised of $142.2 million for loan losses and $1.4 million for unfunded loan commitments which is reported within accounts payable and accrued liabilities. The increase to the allowance this quarter reflected the unfavorable impact to our borrowers and the value of their loan collateral from the continued weakening and uncertainty relative to the housing market, coupled with the current quarter disruption in the secondary mortgage markets. This has been particularly true in certain geographic areas such as the greater Sacramento and Stockton areas of Northern California and San Diego County. Net charge-offs of loans totaled $8.3 million in the current quarter, compared to $0.2 million a year ago. Included was a $4.0 million net charge-off associated with a $11.3 million land loan that was foreclosed upon during the quarter. The balance of the net charge-offs in the current quarter are primarily related to residential one-to-four unit loans, with the annualized net charge-off ratio associated with these loans increasing to 0.15% from less 0.01% a year ago.

          For the first nine months of 2007, the provision for credit losses totaled $91.7 million and net charge-offs were $10.0 million. This compares with a $26.4 million provision for credit losses and net charge-offs of $0.3 million a year ago.

Other Income

          Other income totaled $3.0 million in the current quarter, down $27.6 million or 90.1% from a year ago. Contributing to the decline between third quarters was:

  A $13.2 million unfavorable change in income from real estate and joint ventures held for investment, as the current quarter included a writedown of $9.0 million to reflect declines in the value of single family home lots in which the company is a joint venture partner and net gains from sales were below a year ago. Gains from sales in the current quarter totaled $0.7 million, compared to $5.7 million a year ago; and
  A $12.3 million decline in net gains on sales of loans and mortgage-backed securities, reflecting both a decline in loans sold and a lower gain per dollar of loan sold. Net gains in the current quarter totaled $2.5 million, including a $0.6 million loss due to the SFAS 133 impact of valuing derivatives associated with the sale of loans. Excluding the impact of SFAS 133, a gain was realized equal to 0.91% on secondary market sales of $337 million, compared with the year-ago gain of 1.68% on secondary market sales of $903 million.

          For the first nine months of 2007, other income totaled $38.2 million, down $36.7 million or 48.9% from a year ago.

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Operating Expense

          Operating expense totaled $62.7 million in the current quarter, up $4.0 million or 6.8% from a year ago. The increase primarily reflected an increase of $3.5 million in net operations of real estate acquired in the settlement of loans due to a higher number of foreclosed properties, including 113 single family lots acquired through foreclosure of a land loan during the quarter. In addition, general and administrative expense increased $0.5 million or 0.8%. All major categories of general and administrative expense were above year-ago levels except for salaries and related costs, which were $2.2 million or 5.8% below the prior year. The decline in salaries and related costs primarily reflected the reversal in the current quarter of certain management incentive plan accruals.

          For the first nine months of 2007, operating expense totaled $190.7 million, up $9.5 million or 5.3% from a year ago.

Income Taxes

          The effective tax rate in the current quarter was 45.96%, compared to 39.92% in the year-ago quarter. The increase in the effective tax rate between third quarters primarily reflected a reduction in tax expense in the year-ago quarter related to a settlement of prior-year tax returns. For the first nine months of 2007, the effective tax rate was 42.22%, compared to 42.34% a year ago.

Assets, Loan Originations and Deposits

          At September 30, 2007, assets totaled $14.418 billion, down $2.564 billion or 15.1% from a year ago and down $1.790 billion or 11.0% from year-end 2006. During the current quarter, assets declined $485 million due primarily to declines of $602 million in loans held for investment and $98 million in loans held for sale. Those declines were partially offset by an increase of $225 million in securities available for sale. Included within loans held for investment at quarter end were $8.255 billion of single family adjustable rate mortgages subject to negative amortization, down $659 million from June 30, 2007. These loans comprised 74% of the single family residential loan portfolio held for investment at quarter end, compared to 87% a year ago. The amount of negative amortization included in loan balances increased $11 million during the current quarter to $388 million or 4.70% of loans subject to negative amortization. During the current quarter, approximately 26% of loan interest income represented negative amortization, down from 29% in the second quarter of 2007 and 28% in the year-ago third quarter.

          Loan originations (including purchases) totaled $694 million in the current quarter, down $911 million or 56.8% from $1.605 billion a year ago. Loans originated for sale declined $579 million or 70.3% to $245 million, while single family residential loans originated for portfolio declined $332 million or 43.5% to $432 million. In addition to single family residential loans, $17 million of other loans were originated in the current quarter, similar to the amount a year ago. For the first nine months of 2007, loan originations totaled $3.164 billion, down 51.2% from $6.489 billion in the same period a year ago.

          Deposits totaled $10.663 billion at quarter end, down $1.283 billion or 10.7% from a year ago and down $1.122 billion or 9.5% from year-end 2006. At quarter end, the number of branches totaled 172 (168 in California and four in Arizona). At quarter end, the average deposit size of our 82 traditional branches was $103 million, while the average deposit size of our 90 in-store branches was $25 million. Since the end of 2006, borrowings have declined by $735 million and at the end of the current quarter represented 14.4% of total assets.

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Non-Performing Assets

          Non-performing assets increased during the quarter by $97 million or 42.5% to $324 million and represented 2.25% of total assets, compared with 0.68% at year-end 2006 and 0.39% a year ago. Virtually all of the increase in the current quarter was related to single family residential loans.

Regulatory Capital Ratios

          At September 30, 2007, Downey Financial Corp.’s primary subsidiary, Downey Savings and Loan Association, F.A., had core and tangible capital ratios of 10.21% and a risk-based capital ratio of 21.34%. These capital levels were well above the "well capitalized" standards of 5% and 10%, respectively, as defined by regulation.

          Certain statements in this release may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements do not relate strictly to historical information or current facts. Some forward-looking statements may be identified by use of terms such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Downey’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Downey conducts its operations, fluctuations in interest rates, credit quality, the outcome of ongoing audits by taxing authorities and government regulation. Downey does not update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

          For further information, contact: Brian E. Côté, Chief Financial Officer at (949) 509-4420.

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,	September 30,
(Dollars in Thousands, Except Per Share Data)	2007	2006	2006

Assets
Cash	$86,072	$124,865	$179,780
Federal funds	1,551	1	1

Cash and cash equivalents	87,623	124,866	179,781
U.S. Treasury, government sponsored entities and other investment
securities available for sale, at fair value	2,142,278	1,433,176	1,162,614
Loans held for sale, at lower of cost or fair value	90,228	363,215	323,428
Mortgage-backed securities available for sale, at fair value	112	251	257
Loans held for investment	11,744,063	13,868,227	14,872,642
Allowance for loan losses	(142,218)	(60,943)	(60,784)

Loans held for investment, net	11,601,845	13,807,284	14,811,858
Investments in real estate and joint ventures	58,715	59,843	55,663
Real estate acquired in settlement of loans	59,773	8,524	5,761
Premises and equipment, net	117,535	114,052	115,442
Federal Home Loan Bank stock, at cost	70,058	152,953	187,186
Mortgage servicing rights, net	21,849	21,196	20,310
Other assets	167,701	122,022	119,257

	$14,417,717	$16,207,382	$16,981,557

Liabilities and Stockholders’ Equity
Deposits	$10,662,618	$11,784,869	$11,945,758
Securities sold under agreements to repurchase	566,350	469,971	463,678
Federal Home Loan Bank advances	1,308,867	2,140,785	2,680,546
Senior notes	198,398	198,260	198,216
Accounts payable and accrued liabilities	237,258	220,262	338,814
Deferred income taxes	-	-	9,952

Total liabilities	12,973,491	14,814,147	15,636,964

Stockholders’ equity
Preferred stock, par value of $0.01 per share; authorized 5,000,000 shares;
outstanding none	-	-	-
Common stock, par value of $0.01 per share; authorized 50,000,000 shares;
issued 28,235,022 shares at September 30, 2007, December 31, 2006 and
September 30, 2006; outstanding 27,853,783 shares at September 30, 2007,
December 31, 2006 and September 30, 2006	282	282	282
Additional paid-in capital	93,792	93,792	93,792
Accumulated other comprehensive income (loss)	388	(5,204)	(4,516)
Retained earnings	1,366,556	1,321,157	1,271,827
Treasury stock, at cost, 381,239 shares at September 30, 2007,
December 31, 2006 and September 30, 2006	(16,792)	(16,792)	(16,792)

Total stockholders’ equity	1,444,226	1,393,235	1,344,593

	$14,417,717	$16,207,382	$16,981,557

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(Dollars in Thousands, Except Per Share Data)	2007	2006	2007	2006

Interest income
Loans	$208,314	$277,974	$690,869	$808,552
U.S. Treasury and government sponsored entities securities	26,350	11,404	65,644	27,670
Mortgage-backed securities	3	3	9	9
Other investment securities	1,207	2,419	5,396	6,941

Total interest income	235,874	291,800	761,918	843,172

Interest expense
Deposits	108,514	110,033	333,977	301,666
Federal Home Loan Bank advances and other borrowings	26,088	48,229	83,494	143,109
Senior notes	3,302	3,299	9,904	9,895

Total interest expense	137,904	161,561	427,375	454,670

Net interest income	97,970	130,239	334,543	388,502
Provision for credit losses	81,562	9,640	91,684	26,359

Net interest income after provision for credit losses	16,408	120,599	242,859	362,143

Other income, net
Loan and deposit related fees	8,913	9,279	27,087	27,008
Real estate and joint ventures held for investment, net	(7,892)	5,331	(7,527)	10,173
Secondary marketing activities:
Loan servicing income (loss), net	(294)	(377)	(1,519)	264
Net gains on sales of loans and mortgage-backed securities	2,506	14,847	20,224	35,120
Litigation award	-	1,625	-	1,625
Other	(197)	(36)	(16)	719

Total other income, net	3,036	30,669	38,249	74,909

Operating expense
Salaries and related costs	36,699	38,943	119,931	120,596
Premises and equipment costs	9,736	8,804	27,667	25,752
Advertising expense	1,400	1,211	4,469	4,332
Deposit insurance premiums and regulatory assessments	2,413	2,224	7,659	4,246
Professional fees	489	254	1,779	1,496
Other general and administrative expense	8,275	7,087	24,271	24,557

Total general and administrative expense	59,012	58,523	185,776	180,979
Net operation of real estate acquired in settlement of loans	3,664	166	4,903	185

Total operating expense	62,676	58,689	190,679	181,164

Income (loss) before income taxes (tax benefits)	(43,232)	92,579	90,429	255,888
Income taxes (tax benefits)	(19,871)	36,959	38,183	108,347

Net income (loss)	$(23,361)	$55,620	$52,246	$147,541

Per share information
Basic	$(0.84)	$2.00	$1.87	$5.30
Diluted	$(0.84)	$1.99	$1.87	$5.29
Cash dividends declared and paid	$0.12	$0.10	$0.36	$0.30
Weighted average shares outstanding
Basic	27,853,783	27,853,783	27,853,783	27,853,783
Diluted	27,880,317	27,883,198	27,882,804	27,883,567

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(Dollars in Thousands)	2007	2006	2007	2006

Net income (loss) by business segment
Banking	$(18,851)	$51,432	$56,186	$140,442
Real estate investment	(4,510)	4,188	(3,940)	7,099

Total net income (loss)	$(23,361)	$55,620	$52,246	$147,541

Selected financial ratios
Effective interest rate spread	2.79%	3.10%	3.05%	3.05%
Efficiency ratio (a)	54.19	38.01	48.85	40.07
Return on average assets	(0.64)	1.29	0.46	1.13
Return on average equity	(6.36)	16.94	4.82	15.52

Asset and liability activity
Loans for investment portfolio:
Originations: (b)
Residential one-to-four units	$432,262	$764,746	$1,734,112	$3,613,829
All other	16,743	15,744	49,119	178,473
Repayments	(979,625)	(1,563,517)	(4,029,811)	(4,553,476)

Loans originated for sale portfolio (b)	244,831	824,072	1,380,371	2,696,550

Loans and mortgage-backed securities sold	(337,320)	(903,156)	(1,621,690)	(2,807,436)

Decrease in loans and mortgage-backed securities	(699,881)	(803,030)	(2,478,565)	(686,380)

Decrease in assets	(485,253)	(483,223)	(1,789,665)	(114,106)

Increase (decrease) in deposits	(584,188)	58,019	(1,122,251)	68,910

Increase (decrease) in borrowings	183,347	(610,224)	(735,401)	(413,162)

Earnings Release and Table Listing

	September 30,	December 31,	September 30,
	2007	2006	2006

Capital ratios (Bank only)
Tangible and core	10.21%	8.76%	8.42%
Risk-based	21.34	17.78	16.96

Book value per share	$51.85	$50.02	$48.27

Number of branches including in-store locations	172	172	171

(a) The amount of general and administrative expense expressed as a percentage of net interest income plus other income, excluding income associated with real estate held for investment and litigation award.
(b) Included loans purchased.

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	Three Months Ended September 30,

	2007			2006

	Average		Average	Average		Average
(Dollars in Thousands)	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate

Average balance sheet data
Interest-earning assets:
Loans:
Loan prepayment fees		$8,542	0.29%		$26,451	0.67%
Write-off of deferred costs and
premiums from loan payoffs		(16,315)	(0.55)		(26,248)	(0.67)
All other		216,087	7.22		277,771	7.11

Total loans	$11,973,516	208,314	6.96	$15,629,328	277,974	7.11
Mortgage-backed securities	113	3	5.77	260	3	4.62
Investment securities (a)	2,068,187	27,557	5.29	1,159,674	13,823	4.73

Total interest-earnings assets	14,041,816	$235,874	6.72%	16,789,262	$291,800	6.95%
Non-interest-earning assets	485,648			451,281

Total assets	$14,527,464			$17,240,543

Transaction accounts:
Non-interest-bearing checking (b)	$730,179	$-	-%	$764,207	$-	-%
Interest-bearing checking (b)	470,516	340	0.29	487,811	426	0.35
Money market	139,808	367	1.04	153,777	404	1.04
Regular passbook	1,117,084	2,660	0.94	1,413,319	3,533	0.99

Total transaction accounts	2,457,587	3,367	0.54	2,819,114	4,363	0.61
Certificates of deposit	8,455,461	105,147	4.93	9,168,872	105,670	4.57

Total deposits	10,913,048	108,514	3.94	11,987,986	110,033	3.64
FHLB advances and other borrowings (c)	1,766,933	26,088	5.86	3,386,019	48,229	5.65
Senior notes	198,381	3,302	6.66	198,199	3,299	6.66

Total deposits and borrowings	12,878,362	137,904	4.25	15,572,204	161,561	4.12
Other liabilities	179,944			354,897
Stockholders’ equity	1,469,158			1,313,442

Total liabilities and stockholders’ equity	$14,527,464			$17,240,543

Net interest income/interest rate spread		$97,970	2.47%		$130,239	2.83%
Excess of interest-earning assets over
deposits and borrowings	$1,163,454			$1,217,058
Effective interest rate spread			2.79			3.10

(a) Yields for securities available for sale are calculated using historical cost balances and are not adjusted for changes in fair value that are reflected as a separate component of stockholders’ equity.
(b) Included amounts swept into money market deposit accounts.
(c) The impact of interest rate swap contracts was included, with notional amounts totaling $430 million of receive-fixed, pay-3-month London Inter-Bank Offered Rate ("LIBOR") variable interest, which contracts serve as a permitted hedge against a portion of our FHLB advances.

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DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	Nine Months Ended September 30,

	2007			2006

	Average		Average	Average		Average
(Dollars in Thousands)	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate

Average balance sheet data
Interest-earning assets:
Loans:
Loan prepayment fees		$47,937	0.50%		$73,810	0.61%
Write-off of deferred costs and
premiums from loan payoffs		(66,454)	(0.69)		(74,311)	(0.62)
All other		709,386	7.37		809,053	6.74

Total loans	$12,829,398	690,869	7.18	$16,016,713	808,552	6.73
Mortgage-backed securities	127	9	5.85	268	9	4.48
Investment securities (a)	1,781,837	71,040	5.33	994,502	34,611	4.65

Total interest-earnings assets	14,611,362	$761,918	6.95%	17,011,483	$843,172	6.61%
Non-interest-earning assets	478,398			432,356

Total assets	$15,089,760			$17,443,839

Transaction accounts:
Non-interest-bearing checking (b)	$762,050	$-	-%	$736,206	$-	-%
Interest-bearing checking (b)	481,867	1,117	0.31	503,844	1,300	0.34
Money market	145,141	1,128	1.04	159,842	1,248	1.04
Regular passbook	1,183,810	8,423	0.95	1,568,114	11,857	1.01

Total transaction accounts	2,572,868	10,668	0.55	2,968,006	14,405	0.65
Certificates of deposit	8,742,787	323,309	4.94	9,035,528	287,261	4.25

Total deposits	11,315,655	333,977	3.95	12,003,534	301,666	3.36
FHLB advances and other borrowings (c)	1,909,513	83,494	5.85	3,654,092	143,109	5.24
Senior notes	198,334	9,904	6.66	198,156	9,895	6.66

Total deposits and borrowings	13,423,502	427,375	4.26	15,855,782	454,670	3.83
Other liabilities	219,667			320,811
Stockholders’ equity	1,446,591			1,267,246

Total liabilities and stockholders’ equity	$15,089,760			$17,443,839

Net interest income/interest rate spread		$334,543	2.69%		$388,502	2.78%
Excess of interest-earning assets over
deposits and borrowings	$1,187,860			$1,155,701
Effective interest rate spread			3.05			3.05

(a) Yields for securities available for sale are calculated using historical cost balances and are not adjusted for changes in fair value that are reflected as a separate component of stockholders’ equity.
(b) Included amounts swept into money market deposit accounts.
(c) The impact of interest rate swap contracts was included, with notional amounts totaling $430 million of receive-fixed, pay-3-month LIBOR variable interest, which contracts serve as a permitted hedge against a portion of our FHLB advances.

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(Dollars in Thousands)	2007	2006	2007	2006

Loan and deposit related fees
Loan related fees	$572	$901	$2,233	$2,976
Deposit related fees:
Automated teller machine fees	2,287	2,419	7,032	6,978
Other fees	6,054	5,959	17,822	17,054

Total loan and deposit related fees	$8,913	$9,279	$27,087	$27,008

Loan servicing income (loss), net
Net cash servicing fees	$1,657	$1,583	$4,862	$4,723
Payoff and curtailment interest cost (a)	(787)	(813)	(3,241)	(1,264)
Amortization of mortgage servicing rights	(950)	(1,056)	(2,941)	(3,283)
(Provision for) reduction of impairment of mortgage servicing rights	(214)	(91)	(199)	88

Total loan servicing income (loss), net	$(294)	$(377)	$(1,519)	$264

Net gains (losses) on sales of loans and mortgage-backed securities
Mortgage servicing rights	$1,394	$837	$4,661	$3,144
All other components excluding SFAS 133	1,665	14,314	14,999	32,775
SFAS 133	(553)	(304)	564	(799)

Total net gains on sales of loans and mortgage-backed securities	$2,506	$14,847	$20,224	$35,120

Secondary marketing gain excluding SFAS 133 as a
percentage of associated sales	0.91%	1.68%	1.21%	1.28%

Mortgage servicing rights activity
Gross balance at beginning of period	$21,707	$20,665	$21,435	$21,157
Additions (b)	1,394	896	4,661	3,203
Amortization	(950)	(1,056)	(2,941)	(3,283)
Sales	-	-	(868)	-
Impairment write-down	(37)	(22)	(173)	(594)

Gross balance at end of period	22,114	20,483	22,114	20,483

Allowance balance at beginning of period	88	104	239	855
Provision for (reduction of) impairment	214	91	199	(88)
Impairment write-down	(37)	(22)	(173)	(594)

Allowance balance at end of period	265	173	265	173

Total mortgage servicing rights, net	$21,849	$20,310	$21,849	$20,310

As a percentage of associated mortgage loans	0.90%	0.87%	0.90%	0.87%
Estimated fair value (c)	$23,935	$22,383	$23,935	$22,383
Weighted average expected life (in months)	69	51	69	51
Custodial account earnings rate	4.57%	5.28%	4.57%	5.28%
Weighted average discount rate	11.63	9.41	11.63	9.41

Earnings Release and Table Listing

	September 30,	December 31,	September 30,
(Dollars in Thousands)	2007	2006	2006

Mortgage loans serviced for others
Total	$5,622,331	$5,908,233	$6,595,462
With capitalized mortgage servicing rights: (c)
Amount	2,419,432	2,394,754	2,345,880
Weighted average interest rate	5.83%	5.75%	5.70%
Total loans sub-serviced without mortgage servicing rights: (d)
Term – less than six months	$76,870	$93,074	$981,883
Term – indefinite	3,112,895	3,404,342	3,249,905

Custodial account balances	$84,819	$172,462	$171,481

(a) Represents the difference between the contractual obligation to pay interest to the investor for an entire month and the actual interest received when a loan prepays prior to the end of the month. However, loan servicing activities do not include the benefit of the use of total loan repayments to increase net interest income.
(b) Included minor amounts repurchased.
(c) The estimated fair value may exceed book value for certain asset strata and excluded loans sold or securitized prior to 1996 and loans sub-serviced without capitalized mortgage servicing rights.
(d) Servicing is performed for a fixed fee per loan each month.

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	September 30,	December 31,	September 30,
(Dollars in Thousands)	2007	2006	2006

Loans held for investment
Loans secured by real estate:
Residential one-to-four units	$11,227,561	$13,227,004	$14,183,205
Home equity loans and lines of credit	143,948	187,939	211,713
Residential five or more units	104,672	113,488	116,110
Commercial real estate	26,598	26,700	26,910
Construction	58,231	52,922	58,157
Land	50,864	58,910	59,394
Non-mortgage:
Commercial	5,000	2,400	3,400
Consumer	6,057	6,778	6,073

Total loans held for investment	11,622,931	13,676,141	14,664,962
Increase (decrease) for:
Undisbursed loan funds and net deferred costs and premiums	121,132	192,086	207,680
Allowance for losses	(142,218)	(60,943)	(60,784)

Total loans held for investment, net	$11,601,845	$13,807,284	$14,811,858

Loans held for sale
Residential one-to-four units	$89,794	$358,128	$318,414
Net deferred costs and premiums	53	4,789	4,445
Capitalized basis adjustment (a)	381	298	569

Total loans held for sale, net	$90,228	$363,215	$323,428

Residential one-to-four unit loans subject to negative amortization
Held for investment:
Amount	$8,255,389	$11,199,870	$12,327,000
Amount as a percentage of total residential one-to-four unit loans	74%	85%	87%
Negative amortization included in the loan balance	387,984	320,466	276,947
Negative amortization as a percentage of the associated loan balance	4.70%	2.86%	2.25%

Non-performing assets
Non-accrual loans:
Residential one-to-four units	$255,839	$90,218	$60,461
Construction	7,808	-	-
Land	-	11,345	-
Other	511	275	306

Total non-accrual loans	264,158	101,838	60,767
Real estate acquired in settlement of loans	59,773	8,524	5,761

Total non-performing assets	$323,931	$110,362	$66,528

Non-performing assets as a percentage of total assets	2.25%	0.68%	0.39%

Delinquent loans
30-59 days	$129,563	$57,042	$42,585
60-89 days	75,958	24,313	21,055
90+ days (b)	180,933	63,162	37,520

Total delinquent loans	$386,454	$144,517	$101,160

Delinquencies as a percentage of total loans	3.30%	1.03%	0.68%

(a) Reflected the change in fair value of the interest rate lock derivative from the date of rate lock to the date of funding.
(b) All 90 day or greater delinquencies are on non-accrual status and reported as part of non-performing assets.
Note: Certain prior period amounts have been reclassified to conform to the current presentation.

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